SCHEDULE 14A
                            (Rule 14a-101)
                INFORMATION REQUIRED IN PROXY STATEMENT
                       SCHEDULE 14A INFORMATION
      Proxy Statement Pursuant to Section 14(a) of the Securities
                         Exchange Act of 1934


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Check the appropriate box:
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[ X ]   Definitive Additional Materials           by Rule 14a-6(e)(2))
[   ]   Soliciting Material Pursuant to
        240.14a-11(c) or 240.14a-12


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                              Echlin Inc.
           (Name of Registrant as Specified In Its Charter)

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                            SPX Corporation
 (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Payment of Filing Fee (Check the appropriate box):

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            pursuant to Exchange Act Rule 0-11:

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[   ] Fee paid previously with preliminary materials.
[   ] Check  box if any part of the fee is  offset  as  provided  by
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      the offsetting was paid previously. Identify the previous filing
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Contacts:

Charles A. Bowman
SPX Director of Corporate Finance
(616) 724-5194

George Sard/Anna Cordasco/Paul Caminiti
Sard Verbinnen & Co.
(212) 687-8080


New Haven Register Page A16 March 18, 1998

Should the state play a role in Echlin's fate?
NO:  Shareholders have right to control their company.

By   John B. Blystone
     Chairman, President & CEO
     SPX Corporation





There's been a lot of attention paid recently to the effort by our company, SPX Corp., to acquire Branford-based Echlin Inc. I wanted to take this opportunity to answer two logical questions that have been posed by employees, shareholders, legislators and business leaders - "What are SPX's plans for Echlin's Connecticut operations and will they be good for us?"


I'll say the same thing that I've personally told the General Assembly's Judiciary Committee, as well as Gov. John Rowland: SPX is committed to continue operating Echlin's Branford plant, maintaining current manufacturing employment levels and matching Echlin's level of community support. That's a pledge you can count on.


That said, those who have gained a sense of comfort over the years based on Echlin's local roots may be saying "Who needs SPX?"

Change can be unsettling, I know, and it's often more comfortable to maintain status quo. But without change and a commitment to meet the challenges of a changing marketplace, the future is uncertain.


The truth is this: There is no job or community security with an underperforming company. That is why an SPX/Echlin combination makes so much sense and why House Bill 5695 is so bad for Connecticut. This proposed legislation would severely restrict Echlin shareholders (and shareholders of other Connecticut companies, for that matter) from determining what's best for the future of their company.


Those who crafted this legislation did so with the best of intentions. They are concerned about Connecticut jobs and the future of a Connecticut company. What they didn't initially understand was that their proposed remedy may spread more ill than it prevents:


First and foremost: Echlin's approximately 800 Connecticut manufacturing jobs are not in jeopardy. The only jobs in question are about 100 corporate staff positions that SPX plans to evaluate and make decisions upon based on merit, as any responsible company would do.


This legislation unfairly changes the rules in the middle of the game, sending the message that Connecticut is not a good state in which to locate a business.


House Bill 5695 is really about protecting underperforming management from the owners of the very company they manage. This is a dangerous and nationally unprecedented foray into corporate governance that discourages investment in Connecticut businesses.


The business combination with Echlin that SPX has proposed is a win-win for employees, shareholders, customers and the communities of both companies. The combined company will be a stronger, more vibrant, world-class leader in the vehicle service industry. Our success will be Connecticut's success
- as the company grows, so too will jobs and tax revenue.


Let me tell you a little bit about SPX. In the past two years, our company has realized a major renaissance, quadrupling stock value and strategically positioning itself as a major market force. Our employees have not only contributed to this success, but have shared in it as well.


Eight of every 10 SPX employees are part of a company compensation program called Economic Value Added (EVA), a bonus program that financially rewards employees who play a part in creating company value. With our performance over the last two years, there's been a lot of success to share. We'd like Echlin's workers to share in this success.


SPX is also a good neighbor and we look forward to extending our proven history of community involvement to the Branford, Greater New Haven and Connecticut business communities. Our track record speaks for itself.


The SPX Matching Gifts program fully matches charitable gifts given by SPX employees to non-profit organizations up to $20,000 annually per employee.


SPX supports the United Way in communities where we are located. For example, in 1997 the Muskegon, Mich., United Way received nearly
$100,000 from SPX and our employees.


SPX also contributed generously to multiple community projects and programs. An example is our $1 million donation last year to the Community Foundation of Muskegon County.


In the final analysis, the vast majority of Echlin's Connecticut employees and the state of Connecticut have much more to gain than lose by allowing the existing, proven system of shareholder democracy to run its due course.


Those interested in the future of Echlin and its employees should be concerned - not about SPX, but about the attempt to pass House Bill 5695 and deny so many the opportunity to excel at a stronger, more vibrant company.